                                                                   Exhibit 12.1

                          PRUDENTIAL FINANCIAL, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES

                              For the Six
                              Months Ended
                                June 30,    For the Year Ended December 31,
                              ------------ -----------------------------------
                                  2001      2000   1999    1998   1997   1996
                              ------------ ------ ------  ------ ------ ------
                                               (in millions)
Earnings:
  Income from continuing
   operations before income
   taxes.....................    $  879    $  727 $2,255  $2,597 $1,370 $1,540
  Undistributed income of
   investees accounted for
   under the equity method...        26        33    (14)     62     13    (60)
  Interest capitalized.......         1       --     --      --     --     --
                                 ------    ------ ------  ------ ------ ------
    Adjusted earnings........       852       694  2,269   2,535  1,357  1,600
                                 ------    ------ ------  ------ ------ ------

Add fixed charges:
  Interest credited to
   policyholders' account
   balances..................    $  872    $1,751 $1,811  $1,953 $2,170 $2,251
  Gross interest expense(1)..       408     1,056    863     917    743    618
  One-third of rental
   expense...................        81       169    167     167    165    157
                                 ------    ------ ------  ------ ------ ------
  Total fixed charges........     1,361     2,976  2,841   3,037  3,078  3,026
                                 ------    ------ ------  ------ ------ ------
    Total earnings plus fixed
     charges.................    $2,213    $3,670 $5,110  $5,572 $4,435 $4,626
                                 ======    ====== ======  ====== ====== ======
Ratio of earnings to fixed
 charges.....................      1.63      1.23   1.80    1.83   1.44   1.53
                                 ======    ====== ======  ====== ====== ======

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(1) Includes Securities business related interest expense which is included in
    "Net investment income" in the Consolidated Statements of Operations, interest which has been capitalized and amortization of debt discounts, premiums and issue costs.